Exhibit 3.20(e)

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: Intelsat North America LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

By striking out the whole of paragraph 1 thereof as it now exists and inserting in lieu and instead thereof, a new paragraph 1, reading as follows:

“1. The name of the limited liability company is Intelsat License LLC.”

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 12th day of January, A.D. 2011.

By:	/s/ Flavien Bachabi
Authorized Person(s)

Name:	Flavien Bachabi
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